As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333 - __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE SCOTTS MIRACLE-GRO COMPANY

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	31-1414921 (I.R.S. Employer Identification No.)

14111 Scottslawn Road

Marysville, Ohio 43041

(Address of Principal Executive Offices)

THE SCOTTS MIRACLE-GRO COMPANY DISCOUNTED STOCK PURCHASE PLAN

(Full title of the plan)

Ivan C. Smith, Esq.

Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

The Scotts Miracle-Gro Company

14111 Scottslawn Road

Marysville, Ohio 43041

(937) 644-0011

Copy to: Adam L. Miller, Esq. Vorys, Sater, Seymour and Pease LLP 52 E Gay St. Columbus, Ohio 43215 (614) 464-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value	300,000	$89.90	$26,970,000	$3,357.77

(1)

Represents an increase in the number of common shares, without par value (the “Common Shares”), of The Scotts Miracle-Gro Company (the “Registrant”) that may be issued under The Scotts Miracle-Gro Company Discounted Stock Purchase Plan, as amended and restated effective January 26, 2018 (the “Plan”). These Common Shares are in addition to the Common Shares which were previously authorized for issuance under the Plan and which had not been awarded and remained unissued as of January 26, 2018. For additional information, see the explanatory note following this page. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional Common Shares that may become issuable under the terms of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the Common Shares.

(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, as amended, and computed on the basis of $89.90, which is the average of the high and low sales prices for a Common Share as reported on the New York Stock Exchange on January 31, 2018.

Pursuant to Rule 429 under the Securities Act, the Prospectus referred to herein also relates to the Registrant’s Registration Statement on Form S-8 (Registration No. 124503).

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EXPLANATORY NOTE

On January 26, 2018, at the 2018 Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Registrant” or “Scotts Miracle-Gro”), the shareholders of the Registrant approved the amendment and restatement of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (as amended and restated, the “Plan”) which, among other things, (i) increases the maximum permitted discount of the price at which eligible employees may purchase common shares, without par value, of the Registrant (“Common Shares”) under the Plan from 10% to up to 15%, (ii) increases the amount of compensation that eligible employees may elect to have withheld to purchase Common Shares under the Plan from $24,000 per year to $36,000 per plan year, (iii) increases the number of Common Shares authorized for purchase under Plan by 300,000 Common Shares (in addition to the Common Shares that were previously authorized for issuance under the Plan and remained unissued as of January 26, 2018 (the “Carryover Shares”), (iv) provides that Common Shares available for purchase under the Discounted Stock Purchase Plan may include Common Shares acquired on the open market, and (v) more closely align certain terms of the Discounted Stock Purchase Plan with the corresponding terms of The Scotts Miracle-Gro Company Long-Term Incentive Plan, as most recently amended and restated effective January 27, 2017.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) in order to register under the Securities Act of 1933, as amended (the “Securities Act”), the additional 300,000 Common Shares authorized for issuance under the Plan. The Carryover Shares were previously registered under the Registrant’s Registration Statement on Form S-8 (Registration No. 333-124503) filed on April 29, 2005.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements on Form S-8 (Registration No. 333-124503) relating to the Plan are, as modified hereby, incorporated by reference.

RECENT DEVELOPMENTS

Income Taxes

On December 22, 2017, H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) was signed into law and provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Act has widespread applicability to companies, impacting corporate tax rates, business-related exclusions, deduction and credits, and international taxability. Among other items important to the Registrant and its subsidiaries (the “Company”), the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and permanently reduces the federal corporate tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the statutory federal corporate tax rate for fiscal 2018 will be prorated to 24.5%, with the statutory rate for fiscal 2019 and beyond at 21%.

The effective tax rates related to continuing operations for the three months ended December 30, 2017 and December 31, 2016 were 76.9% and 35.7%, respectively. The effective tax rate used for interim reporting purposes is based on management’s best estimate of factors impacting the effective tax rate for the full fiscal year and includes the impact of discrete items recognized in the quarter. There can be no assurance that the effective tax rate estimated for interim financial reporting purposes will approximate the effective tax rate determined at fiscal year end.

At September 30, 2017, the Company had a net deferred tax liability of $157.5 million. Under GAAP, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s net deferred tax liability of $157.5 million was determined based on the current enacted federal tax rate of 35% prior to the passage of the Act. As a result of the reduction in the corporate income tax rate from 35% to 21% under the Act, the Company revalued its net deferred tax liability at December 30, 2017. The Company reasonably estimates that this results in a reduction in the value of its net deferred tax liability of $45.9 million, which has been recorded in the “Income tax benefit from continuing operations” line in the Condensed Consolidated Statement of Operations for the three months ended December 30, 2017. The Company’s actual write-down may vary from the current estimate due to a number of uncertainties and factors, including the completion of the Company’s consolidated financial statements as of and for the year ending September 30, 2018, and is subject to further clarification of the new law that cannot be fully estimated at this time. In accordance with SAB 118, any necessary measurement adjustments will be recorded and disclosed within one year from the enactment date within the period the adjustments are determined.

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Further, the Act provides for a one-time transition tax on “deemed repatriation” of accumulated foreign earnings for the year ended September 30, 2018. The Company reasonably estimates U.S. federal tax on the deemed repatriation of $14.0 million. However, after the application of $10.7 million of foreign tax credits generated from the repatriation, plus utilization of $3.2 million of foreign tax credit carryovers previously reserved under a full valuation allowance, no cash payment is expected to be due. Additionally, state tax expense is expected to increase by $0.1 million as a result of the deemed repatriation in the current fiscal year. These amounts have been recorded in the “Income tax benefit from continuing operations” line in the Condensed Consolidated Statement of Operations for the three months ended December 30, 2017. While the Company believes this is a reasonable estimate of the effects of the transition tax, it is subject to further analysis which cannot be completed until after the end of the fiscal year. The additional information and analysis may cause the actual liability to differ from the current estimate. In accordance with SAB 118, any necessary measurement adjustments will be recorded and disclosed within one year from the enactment date within the period the adjustments are determined.

The Company does not currently have the information necessary to determine a reasonable estimate of the current or deferred impacts of certain aspects of the Act including those related to executive compensation and international taxation that are not effective until the Company’s fiscal year ended September 30, 2019. These include the potential impacts of the limitation on tax deductions for performance-based compensation of certain individuals and the so-called “Global Intangible Low-Tax Income (GILTI)” and “Foreign Derived Intangible Income (FDII)” per the Act. Because of the complexity of the new GILTI tax rules, the Company continues to evaluate this provision of the Act and the application of ASC 740. Under GAAP, the Company is permitted to make an accounting policy election of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into a company’s measurement of its deferred taxes (the “deferred method”). The Company’s selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing its global income to determine whether it expects to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Because whether the Company expects to have future U.S. inclusions in taxable income related to GILTI depends on not only its current structure and estimated future results of global operations but also its intent and ability to modify its structure and/or its business, the Company is not yet able to reasonably estimate the effect of this provision of the Tax Act. Therefore, in accordance with SAB 118, the Company has not made any adjustments related to potential GILTI tax in its financial statements and has not made a policy election decision regarding whether to record deferred taxes on GILTI. Similarly, in accordance with SAB 118, the Company has not adjusted its current or deferred taxes for the tax effects of FDII or the limitation on tax deductions for performance-based compensation in the current period. Estimates of these amounts will be recorded in the first reporting period in which a reasonable estimate can be determined.

Legal Proceedings

The Company has been named as a defendant in In re Scotts EZ Seed Litigation, Case No. 12-cv-4727 (VB), a New York and California class action lawsuit filed August 9, 2012 in the United States District Court for the Southern District of New York that asserts claims under false advertising and other legal theories based on a marketing statement on the Company’s EZ Seed grass seed product from 2009 to 2012. The plaintiffs seek, on behalf of themselves and purported class members, various forms of monetary and non-monetary relief, including statutory damages that they contend could amount to hundreds of millions of dollars. The Company has defended the action vigorously, disputes the plaintiffs’ claims and theories, including the recoverability of statutory damages, and intends to continue vigorously defending the action. In 2017, the Court eliminated certain claims, narrowed the case in certain respects, and permitted the case to continue proceeding as a class action. On August 7, 2017, the Court requested briefs on the Company’s request for interlocutory review of issues relating to the recoverability of statutory damages in a class action by the United States Court of Appeals for the Second Circuit and, on August 31, 2017, approved that request. On January 8, 2018, however, the Second Circuit denied the interlocutory appeal request. At this point in the proceedings, it is not currently possible to reasonably estimate a probable loss, if any, associated with the action and, accordingly, no reserves have been recorded in our consolidated financial statements with respect to the action. There can be no assurance that this action will not have a material adverse effect on our financial condition, results of operations or cash flows.

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Significant Accounting Pronouncements

Share –Based Compensation

In March 2016, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. The Company adopted this guidance effective October 1, 2017. The impact resulting from the adoption of this amended guidance is summarized below.

The amended accounting guidance requires all excess tax benefits and tax deficiencies to be recognized as income tax benefit or expense on a prospective basis in the period of adoption. The adoption of this provision of the amended accounting guidance resulted in the recognition of excess tax benefits of $0.4 million in the “Income tax benefit from continuing operations” line in the Condensed Consolidated Statement of Operations for the three months ended December 30, 2017. As the adoption was on a prospective basis, prior year activity has not been adjusted to conform with the current presentation; and excess tax benefits of $0.8 million have been recognized in the “Capital in excess of stated value” line within “Total equity—controlling interest” in the Condensed Consolidated Balance Sheets for the three months ended December 31, 2016.

The amended accounting guidance requires excess tax benefits to be classified as an operating activity in the statement of cash flows. Previously, excess tax benefits were presented as a cash inflow from financing activities and cash outflow from operating activities. The Company has elected to present these changes on a prospective basis and therefore the three months ended December 31, 2016 has not been adjusted to conform with the current presentation.

The amended accounting guidance requires cash paid to a tax authority when shares are withheld to satisfy statutory income tax withholding obligations to be classified as a financing activity in the statement of cash flows. The retrospective adoption of this provision of the amended accounting guidance resulted in the classification of payments of $0.1 million and zero as cash outflows from financing activities for the three months ended December 30, 2017 and December 31, 2016, respectively.

The Company has elected to continue to estimate the number of awards expected to vest, as permitted by the amended accounting guidance, rather than electing to account for forfeitures as they occur.

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Derivatives and Hedging

In August 2017, the FASB issued an accounting standard update that modifies hedge accounting by making more hedge strategies eligible for hedge accounting, amending presentation and disclosure requirements, and changing how companies assess effectiveness. The intent is to simplify application of hedge accounting and increase transparency of information about an entity’s risk management activities. The Company early adopted this guidance effective October 1, 2017. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

Inventory

In July 2015, the FASB issued an accounting standard update that requires inventory to be measured “at the lower of cost and net realizable value,” thereby simplifying the current guidance that requires inventory to be measured at the lower of cost or market (market in this context is defined as one of three different measures, one of which is net realizable value). The Company adopted this guidance on a prospective basis effective October 1, 2017. The adoption of this guidance did not have a significant impact on the Company’s consolidated financial position, results of operations or cash flows.

Interest Rate Swap Agreements

The Company has outstanding interest rate swap agreements with major financial institutions that effectively convert a portion of the Company’s variable-rate debt to a fixed rate. The swap agreements had a total U.S. dollar equivalent notional amount of $1,100.0 million at December 30, 2017, $1,150.0 million at December 31, 2016 and $1,100.0 million at September 30, 2017, respectively. Interest payments made between the effective date and expiration date are hedged by the swap agreements, except as noted below.

The notional amount, effective date, expiration date and rate of each of these swap agreements outstanding at December 30, 2017 are shown in the table below:

Notional Amount		Effective	Expiration	Fixed
(in millions)		Date (a)	Date	Rate
$300	(b)	11/21/2016	6/20/2018	0.83%
200	(b)	11/7/2016	8/7/2018	0.84%
150	(c)	2/7/2017	5/7/2019	2.12%
50	(c)	2/7/2017	5/7/2019	2.25%
50		2/28/2018	5/28/2019	1.99%
200	(d)	12/20/2016	6/20/2019	2.12%
250	(b)	1/8/2018	6/8/2020	2.06%
100		6/20/2018	10/20/2020	2.10%

(a)	The effective date refers to the date on which interest payments were first hedged by the applicable swap agreement.
(b)	Notional amount adjusts in accordance with a specified seasonal schedule. This represents the maximum notional amount at any point in time.
(c)	Interest payments made during the three-month period of each year that begins with the month and day of the effective date are hedged by the swap agreement.
(d)	Interest payments made during the six-month period of each year that begins with the month and day of the effective date are hedged by the swap agreement.

Share-Based Awards

Scotts Miracle-Gro grants share-based awards annually to officers and certain other employees of the Company and non-employee directors of Scotts Miracle-Gro. The share-based awards have consisted of stock options, restricted stock units, deferred stock units and performance-based awards. All of these share-based awards have been made under plans approved by the shareholders. If available, Scotts Miracle-Gro will typically use treasury shares, or if not available, newly-issued Common Shares, in satisfaction of its share-based awards.

On October 30, 2017, the Company issued 0.2 million upfront performance-based award units, covering a four-year performance period, with an estimated fair value of $20.2 million on the date of grant to certain Hawthorne segment employees as part of its Project Focus initiative. These awards provide for a vesting period of approximately four years based on achievement of specific performance goals aligned with the strategic objectives of the Company’s Project Focus initiatives. Based on the extent to which the targets are achieved, vested shares may range from 50 to 250 percent of the target award amount. The performance goal is based on cumulative Hawthorne non-GAAP adjusted earnings. Performance-based award units accrue cash dividend equivalents that are payable upon vesting of the awards.

Subsequent to December 30, 2017, the Company awarded restricted stock units and deferred stock units representing 0.1 million Common Shares to employees and members of the Board of Directors with an estimated fair value of $14.6 million on the date of the grant.

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The following is a summary of the share-based awards granted during each of the periods indicated:

	THREE MONTHS ENDED
	DECEMBER 30,	DECEMBER 31,
	2017	2016
Employees
Restricted stock units	4,914	1,230
Performance units	204,702	1,505
Board of Directors
Deferred stock units	449	1.261
Total share-based awards	210,065	3,996

Aggregate fair value at grant dates (in millions)	$20.6	$0.3

Total share-based compensation was as follows for each of the periods indicated:

	THREE MONTHS ENDED
	DECEMBER 30,	DECEMBER 31,
	2017	2016
	(In millions)
Share-based compensation	$6.0	$2.3
Tax benefit recognized	1.7	0.9

Performance-based awards

Performance-based award activity was as follows (based on target award amounts):

		Wtd. Avg.
		Grant Date
	No. of	Fair Value
	Units	per Unit
Awards outstanding at September 30, 2017	596,933	88.01
Granted	204,702	98.81
Awards outstanding at December 30, 2017	801,635	90.77

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Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows the Registrant to “incorporate by reference” in this Registration Statement the information in the documents that the Registrant files with the Commission, which means that important information can be disclosed to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement. The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	the Annual Report on Form 10-K of the Registrant for the fiscal year ended September 30, 2017, filed with the Commission on November 28, 2017 (File No. 1-11593);

•	the Current Reports on Form 8-K filed by the Registrant with the Commission on December 14, 2017, January 19, 2018 and January 26, 2018 (File No. 1-11593); and

•	the description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A/A (Amendment No. 1) filed with the SEC on April 7, 2003, as amended in the Registrant’s Current Report on Form 8-K filed with the Commission on March 24, 2005, together with any subsequent registration statement or report filed for the purpose of updating such description.

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All documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under The Scotts Miracle-Gro Company Discounted Stock Purchase Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission in accordance with the Commission’s rules, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated in this Registration Statement by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Shares registered hereby have been passed upon for the Registrant by Ivan C. Smith, Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of the Registrant. Mr. Smith owns, and/or has options to acquire pursuant to the Registrant’s employee benefit plans, an aggregate of less than 1% of the outstanding Common Shares of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Article Five of the Code of Regulations of the Registrant provides for indemnification of officers and directors of the Registrant. Article Five provides:

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

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Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A)    the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B)    the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Union County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

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Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A)       if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B)        if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Union County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article FIVE Not Exclusive. The indemnification provided by this Article FIVE shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to, trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article FIVE. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article FIVE, and as examples and not by way of limitation:

(A)      A person claiming indemnification under this Article FIVE shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B)     References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article FIVE.

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Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article FIVE may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Union County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Union County, Ohio in any such action, suit or proceeding.

Division (E) of Section 1701.13 of the Ohio Revised Code addresses indemnification by an Ohio corporation and provides as follows:

(E)(1)     A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2)     A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a)     Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b)     Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3)     To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E) (1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

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(4)     Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a)     By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b)     If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c)     By the shareholders;

(d)     By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)     (a)     Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i)     Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii)     Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b)     Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

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(6)     The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7)     A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8)     The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9)     As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

Section 10.06 of The Scotts Miracle-Gro Company Discounted Stock Purchase Plan provides for indemnification of individuals who are or who have been members of the Registrant’s Board of Directors (the “Board”), or a committee appointed or designated by the Board to administer the Plan (the “Committee”). Section 10.06 provides as follows:

Each individual who is or was a member of the Committee or of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to take action under the Plan as a Committee member and against and from any and all amounts paid, with the Company’s approval, by him or her in settlement of any matter related to or arising from the Plan as a Committee member or paid by him or her in satisfaction of any judgment in any action, suit or proceeding relating to or arising from the Plan against him or her as a Committee member, but only if he or she gives the Company an opportunity, at its own expense, to handle and defend the matter before he or she undertakes to handle and defend it in his or her own behalf. The right of indemnification described in this section is not exclusive and is independent of any other rights of indemnification to which the individual may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise. The foregoing right of indemnification is not exclusive and is independent of any other rights of indemnification to which the person may be entitled under the Company’s organizational documents, by contract, as a matter of law or otherwise.

The Registrant maintains insurance policies providing for indemnification of directors and officers and for reimbursement to the Registrant for monies which it may pay as indemnity to any director or officer, subject to the conditions and exclusions of the policies.

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Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index, which immediately precedes the exhibits and is incorporated by reference herein.

Item 9.	Undertakings.

(a)        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[Remainder of page intentionally left blank; signatures on following page.]

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Ohio, on the 2nd day of February, 2018.

THE SCOTTS MIRACLE-GRO COMPANY

By:	/s/ JAMES HAGEDORN
James Hagedorn
Chief Executive Officer and Chairman of the Board

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James Hagedorn, Thomas Randal Coleman and Ivan C. Smith and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in his or her name and on his or her behalf in the capacities indicated below, and to execute any and all instruments for him or her and in his or her name in the capacities indicated below, which said attorneys or agents, or any of them, may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for him or her in his or her name in the capacities indicated below, any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith with the Securities and Exchange Commission; and he or she does hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES HAGEDORN	Chief Executive Officer and Chairman	February 2, 2018
James Hagedorn	of the Board (Principal Executive Officer)

/s/ THOMAS RANDAL COLEMAN	Chief Financial Officer and	February 2, 2018
Thomas Randal Coleman	Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

/s/ BRIAN D. FINN	Director	February 2, 2018
Brian D. Finn

/s/ ADAM HANFT	Director	February 2, 2018
Adam Hanft

/s/ STEPHEN L. JOHNSON	Director	February 2, 2018
Stephen L. Johnson

/s/ THOMAS N. KELLY JR.	Director	February 2, 2018
Thomas N. Kelly Jr.

/s/ KATHERINE HAGEDORN LITTLEFIELD	Director	February 2, 2018
Katherine Hagedorn Littlefield

/s/ JAMES F. MCCANN	Director	February 2, 2018
James F. McCann

/s/ NANCY G. MISTRETTA	Director	February 2, 2018
Nancy G. Mistretta

/s/ PETER E. SHUMLIN	Director	February 2, 2018
Peter E. Shumlin

/s/ JOHN R. VINES	Director	February 2, 2018
John R. Vines

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INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Initial Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on November 22, 2004, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of The Scotts Miracle-Gro Company (the “Registrant”) filed on March 24, 2005 [File No. 1-11593]

4.2	Certificate of Amendment by Shareholders to Articles of Incorporation of The Scotts Miracle-Gro Company as filed with the Ohio Secretary of State on March 18, 2005, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 24, 2005 [File No. 1-11593]

4.3	Code of Regulations of The Scotts Miracle-Gro Company, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on March 24, 2005 [File No. 1-11593]

5.1	Opinion of General Counsel of The Scotts Miracle-Gro Company

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2	Consent of General Counsel of The Scotts Miracle-Gro Company (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages of Registration Statement)

99.1	The Scotts Miracle-Gro Company Discounted Stock Purchase Plan

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